Perot Systems Acquires JJWild

Acquisition Enhances MEDITECH Expertise

Plano, Texas – August 13, 2007 — Perot Systems Corporation (NYSE: PER) today announced that it has entered into a definitive agreement to acquire JJWild, Inc., the preferred provider of integrated healthcare delivery solutions for organizations using the MEDITECH Healthcare Information System. Perot Systems will acquire the Canton, Massachusetts-based company for $89 million, subject to certain adjustments and offsets.

The acquisition of JJWild adds to the capabilities of the company’s MEDITECH Solution Center, enabling Perot Systems to expand and enhance its MEDITECH service offerings to serve a broader range of hospitals.

“JJWild enjoys a great reputation, has talented people, and long-term customer relationships, all of which make them an excellent addition to Perot Systems’ healthcare industry group,” said company CEO Peter Altabef. “JJWild’s position in the healthcare market deepens our expertise with the clinical and financial information system used by more than 2,000 hospitals in the U.S., Canada, and other select international markets.”

Following the acquisition, all JJWild associates will join Perot Systems. The addition of JJWild’s application consultants and technology specialists will firmly position Perot Systems’ MEDITECH Solution Center as a market leader, with services ranging from technology design and implementation to hosting and support of MEDITECH applications.

“JJWild is a great strategic and cultural fit for Perot Systems,” said Chuck Lyles, president of Perot Systems’ healthcare industry group. “JJWild brings deep healthcare industry expertise, dedicated MEDITECH competencies, and an unwavering commitment to its customers. We are very pleased that JJWild has joined Perot Systems, and look forward to continuing the unique and strong relationship they have developed with MEDITECH. “

JJWild has enjoyed a close partnership with MEDITECH. For over 20 years, the company has helped more than 1,000 healthcare organizations achieve the potential of their MEDITECH Healthcare Information System to improve care delivery. The company has a significant presence in the U.S. and Canada, and serves a number of clients outside of North America.

“Our ability to grow as a company is enhanced significantly by joining with Perot Systems”, said Sal Lanuto, CEO of JJWild. “Perot Systems respects the success we’ve achieved to date in the MEDITECH market and is committed to not only preserving that success, but building on it. We look forward to working collaboratively with Perot Systems to meet the expanding needs of the MEDITECH community.”

Howard Messing, MEDITECH’s president and COO, said, “MEDITECH is very happy with the recent announcement regarding JJWild and Perot Systems. As we respond to the increasingly complex requirements of healthcare, we believe that the broader capabilities of JJWild/Perot Systems will be invaluable in implementing patient safety and quality initiatives. JJWild will not only be able to support our customers who require implementation and optimization services for technology and applications, but will also have the capability to provide operating assistance to those customers who desire that additional level of support.”

Consistent with the financial projections issued on July 31, 2007, Perot Systems expects JJWild to report 2007 revenue between $80 million to $90 million, of which it expects to consolidate approximately $30 million over the remainder of 2007, including $8 million for the third quarter of 2007. This acquisition is expected to be slightly dilutive to full year 2007 earnings per share (diluted).

The acquisition is subject to expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period and other customary closing conditions.

About JJWild

JJWild develops and delivers integrated IT solutions that empower healthcare organizations using the MEDITECH Healthcare Information System to optimize healthcare delivery. Leveraging their in-depth technology and application consulting expertise, JJWild offers comprehensive solutions that integrate people, processes, and technology to ensure customers realize the full potential of their MEDITECH system. JJWild’s experienced and extensive team of healthcare consultants and technology experts are dedicated to helping clients achieve their strategic goals. With more than twenty years of dedicated support to the MEDITECH community, JJWild’s integrated IT solutions have helped MEDITECH organizations around the world to improve patient care, reduce expenses, and enhance revenue.

About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations, and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2006 revenue of $2.3 billion. The company has more than 23,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at www.perotsystems.com.

This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. For factors that could affect our business and cause actual results to differ materially, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, as updated in our Quarterly Reports on Form 10-Q filed after such Form 10-K, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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